Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

NAVIOS MARITIME CONTAINERS L.P.

Under Section 10 of the Republic of the

Marshall Islands Limited Partnership Act

The undersigned, Vasiliki Papaefthymiou, authorized signatory of Navios Maritime Containers GP LLC, for the purpose of forming a Republic of the Marshall Islands limited liability company, hereby certifies:

1.	The name of the limited partnership is: Navios Maritime Containers L.P.

2.

The address of the limited partnership’s registered office in the Republic of the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the limited partnership’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.

3.	The name of the sole general partner is Navios Maritime Containers GP LLC. The mailing address of the sole general partner is 7 Avenue de Grande Bretagne, Office 11B2, Monte Carlo, MC 98000 Monaco.

In witness whereof, the undersigned has executed this certificate of limited partnership on this 30th day of November, 2018.

Navios Maritime Containers GP LLC, as sole general partner

By:	/s/ Vasiliki Papaefthymiou
Vasiliki Papaefthymiou
Authorized Signatory